Exhibit 99.1

FOR IMMEDIATE RELEASE

BEACON POWER ANNOUNCES SECOND QUARTER 2010 RESULTS

Tyngsboro, Mass. — August 9, 2010 — Beacon Power Corporation (NASDAQ: BCON), a leading provider of advanced products and services to support a more stable, reliable and efficient electricity grid, announced its financial results for the second quarter ended June 30, 2010.

Recent Company Highlights

•                  Closed on a $43 million loan guaranteed by the U.S. Department of Energy. The transaction completes the financing for the Company’s first 20 MW flywheel energy storage plant, now under construction in Stephentown, New York.

•                  Delivered and installed the initial flywheel power electronics, associated support equipment, and flywheels to Stephentown, NY, as part of construction of the Company’s energy storage plant.

•                  Entered into an agreement with Aspire Capital Fund, LLC, under which Aspire committed to purchasing up to an aggregate of $25 million of the Company’s shares of common stock over a 26-month term, commencing July 2, 2010.

•                  Signed a $2 million contract with the New York State Energy Research and Development Authority (NYSERDA) that will provide partial funding for critical grid infrastructure elements at Beacon’s plant in Stephentown, New York.

•                  Was selected by the U.S. Department of Energy to negotiate a $2.25 million ARPA-E award in support of developing a next-generation flywheel energy storage system.

Financial Results

For the second quarter of 2010, Beacon Power reported revenue of $166,000 and a net loss of $5.6 million, or ($0.03) per share, compared to revenue of $282,000 and a net loss of $4.8 million, or ($0.04) per share, in the second quarter of 2009.  Gross profit for the second quarter of 2010 was $93,000, as compared to a gross loss of $4,000 during the second quarter of 2009.  In the first six months of 2010, Beacon reported revenue of $401,000 and a net loss of $11.1 million, or ($0.06) per share, as compared to revenue of $393,000 and a net loss of $10.3 million, or ($0.09) per share, for the six months ended June 30, 2009.

During the first two quarters of 2010 and 2009, the Company earned revenue primarily from frequency regulation service provided through an ISO New England pilot program begun in November 2008, as well as from the Company’s research and development contracts. Beacon had 3 MW of frequency regulation capacity in service during the first two quarters of 2010, as compared to 1 MW in the first two quarters of

2009.  The Company’s frequency regulation revenue increased by approximately $151,000, or 130%, over the first half of 2009.  The increase in revenue was limited due to lower average clearing prices from ISO-NE for frequency regulation during the first half of 2010, as well as the fact that ISO-NE currently does not include so-called “opportunity cost” in its calculation of its regular clearing price. Inclusion of that factor is expected to increase future revenues received by Beacon from ISO-NE by approximately one-third. Several other ISOs already include this factor in their pricing structure.

Beacon’s average gross margin on frequency regulation services during the second quarter of 2010 was 22.5%, as opposed to a negative gross margin of (28.8%) for the second quarter of 2009. This significant improvement was primarily driven by a change in the ISO-NE settlement structure in late April 2009 that enabled the Company to net its energy consumption and pay the wholesale rate for net energy usage. However, because the pilot units are connected to the New England grid through a distribution line rather than a transmission line, the Company continues to incur retail transmission and distribution (T&D) charges. These charges represented approximately $144,000, or 72%, of the Company’s total cost of energy during the first half of 2010.  The Company will connect to the grid at transmission level in Stephentown, NY, and therefore will not incur T&D charges.

For the second quarter ended June 30, 2010, operations and maintenance expenses increased by $54,000, or 7%, compared to the equivalent period in 2009. On a year-to-date basis, operations and maintenance expenses increased by $244,000, or 16%.   The increase was due primarily to occupancy expenses related to building maintenance, and increases in salaries and benefits related to new hires. Research and development expenses for the second quarter increased by $404,000, or 27%, in comparison to the equivalent period in 2009.  For the six months ended June 30, 2010, research and development increased by $285,000, or 8%, over the comparable period in 2009. The increases were due to higher labor costs caused by higher allocations of manufacturing staff charged to R&D as our manufacturing staff works with engineering to improve the tools and procedures used in our operations as part of overall cost reduction efforts.

Selling, general and administrative expenses were $435,000 higher for the second quarter of 2010 than in the second quarter of 2009, and $483,000 higher on a year-to-date basis, primarily due to costs associated with new hires to market our turnkey systems and manage the Stephentown project.  Depreciation expense in the first half of 2010 increased by $209,000 compared to the first half of 2009. This increase is primarily from the capitalization of flywheel and related equipment that were placed into service in the third and fourth quarters of 2009, as well as machinery and equipment purchased in the fourth quarter of 2009.

At June 30, 2010, the Company had $11.4 million in cash and cash equivalents as compared to $3.2 million at June 30, 2009, and working capital of $3.8 million at June 30, 2010 as compared to ($1.2) million at June 30, 2009. Approximately $7 million of the cash on hand has been contributed to the Stephentown project with the DOE loan now closed, and is not available for general corporate operating purposes.

Conference Call Details

The Company will host a conference call today, August 9, 2010, at 10:00 a.m. Eastern Time. During the call, Bill Capp, Beacon Power president and CEO, and Jim Spiezio, CFO, will review the Company’s operations and results, followed by a question and answer session. Beacon Power invites all those interested in hearing management’s discussion to join the call by dialing (857) 350-1684 and entering participant access code 69594434 when prompted. A live webcast of the call will also be available via the Company’s website, at www.beaconpower.com. Please connect at least 15 minutes prior to the webcast to ensure adequate time for any software download that may be needed.

A replay of the event will be available two hours after its completion, and for seven days following the call, by dialing (617) 801-6888 and entering access code 29830030 when prompted. The webcast will also be archived on the Beacon website at www.beaconpower.com.

About Beacon Power

Beacon Power Corporation designs, develops and is taking steps to commercialize advanced products and services to support stable, reliable and efficient electricity grid operation. The Company’s primary business strategy is to commercialize its patented flywheel energy storage technology to perform frequency regulation services on the grid. Beacon’s Smart Energy Matrix, which is now in production, being operated and earning revenue, is a non-polluting, megawatt-level, utility-grade flywheel-based solution to provide sustainable frequency regulation services. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: The Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events, financial performances, and project development. These “forward-looking” statements are identified by the use of terms and phrases such as “will,” “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; the complexity and other challenges of arranging project financing and resources for one or more frequency regulation power plants, including uncertainty about whether we will be able to comply with the disbursement or other conditions or covenants of the DOE-guaranteed Federal Financing Bank loan for our Stephentown, New York, facility; our need to comply with any disbursement or other conditions or covenants under the DOE Smart Grid grant program; a need to raise additional equity to fund Beacon’s projects and its other operations in uncertain financial markets; conditions in target markets, including the fact that it has taken longer than anticipated for some ISOs to comply with FERC’s requirement to update market rules to include new technology such as the Company’s; our ability to obtain site interconnection approvals, landlord approvals, or other zoning and construction approvals in a timely manner; limited experience manufacturing commercial products or supplying frequency regulation services on a commercial basis; limited commercial contracts for revenues to date; the dependence of revenues on the achievement of product optimization, manufacturing and commercialization milestones; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; retaining key executives and the possible need in the future to hire and retain key executives; the historical volatility of our stock price, as well as the volatility of the stock price of other companies in the energy sector, especially in view of current conditions in the financial markets generally. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power filings with the Securities and Exchange Commission. Beacon Power expressly does not undertake any duty to update forward-looking statements.

Contact:

Darrow Associates

Chris Witty

646.438.9385

cwitty@darrowir.com

BEACON POWER CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2010	2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,407,943	$22,605,147
Accounts receivable, trade	416,719	46,907
Unbilled costs on government contracts	500,581	577,356
Prepaid expenses and other current assets	575,638	636,887
Total current assets	12,900,881	23,866,297

Property and equipment, net	28,426,120	24,373,941
Restricted cash	212,564	212,557
Deferred financing costs	2,134,791	1,198,873
Advance payments to suppliers	4,917,214	235,879
Other Assets	196,745	114,933
Total assets	$48,788,315	$50,002,480

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,839,841	$1,154,613
Accrued compensation and benefits	1,431,899	1,764,053
Other accrued expenses	2,952,270	1,543,507
Advance billings on contracts	2,296	35,418
Accrued contract loss	56,191	257,698
Deferred rent - current	151,433	138,558
Current portion of long term debt	634,094	608,105
Total current liabilities	9,068,024	5,501,952
Long term liabilities:
Lease liability - long term	667,583	746,518
Long term debt, net of discount	3,351,808	3,676,569
Total long term liabilities	4,019,391	4,423,087
Stockholders’ equity:
Common stock	1,906,571	1,716,416
Additional paid-in-capital	251,553,836	245,029,557
Deficit accumulated during the development stage	(217,046,668)	(205,955,693)
Less: treasury stock, at cost	(712,839)	(712,839)
Total stockholders’ equity	35,700,900	40,077,441

Total liabilities and stockholders’ equity	$48,788,315	$50,002,480

BEACON POWER CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Revenue	$165,540	$281,705	$401,020	$392,641
Cost of goods sold	72,048	285,643	255,141	457,677
Gross profit	93,492	(3,938)	145,879	(65,036)
Operating expenses:
Operations and maintenance	823,184	768,957	1,790,166	1,546,093
Research and development	1,889,331	1,485,649	3,961,768	3,676,703
Selling, general and administrative	2,430,113	1,995,349	4,375,648	3,892,811
Loss on sales and contract commitments	(99,650)	—	(99,650)	132,500
Depreciation and amortization	545,642	442,530	1,075,478	866,418
Total operating expenses	5,588,620	4,692,485	11,103,410	10,114,525
Loss from operations	(5,495,128)	(4,696,423)	(10,957,531)	(10,179,561)
Other income (expense), net	(55,941)	(70,285)	(133,444)	(127,066)
Loss to common shareholders	$(5,551,069)	$(4,766,708)	$(11,090,975)	$(10,306,627)

Loss per share, basic and diluted	$(0.03)	$(0.04)	$(0.06)	$(0.09)
Weighted-average common shares outstanding	185,319,012	115,486,517	180,450,201	112,262,766